Exhibit 10.3
EXECUTION VERSION
TRANSITIONAL SERVICES AGREEMENT
     TRANSITIONAL SERVICES AGREEMENT (this “Agreement”), dated as of October 5, 2010, is made and entered into by and between TechTeam Global, Inc., a Delaware corporation (the “Seller”), and Jacobs Technology Inc., a Tennessee corporation (the “Buyer”). Buyer and Seller are referred to herein collectively as the “Parties” and each, a “Party.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement (as defined below).
RECITALS
     WHEREAS, pursuant to the Stock Purchase Agreement, dated as of June 3, 2010, by and among Seller, Jacobs Engineering Group Inc. and Buyer, as amended by that certain Amendment No. 1 to Stock Purchase Agreement and Limited Waiver, dated as of September 14, 2010 (the “Stock Purchase Agreement”), Seller will sell to Buyer the Shares of the Acquired Companies, through which Seller conducts the Business (the Business subsequent to such sale, the “Transferred Business”);
     WHEREAS, in connection with the Stock Purchase Agreement, and as a condition to Closing, the Parties are required to enter into this Agreement;
     WHEREAS, Buyer desires that Seller, or one or more of its Affiliates, continue to provide certain services to the Transferred Business following the Closing; and
     WHEREAS, Seller has agreed to perform and to cause one or more of its Affiliates to perform the Transition Services (defined below) for the Transferred Business on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
SERVICES
     Section 1.1 Services. Under the terms and conditions of this Agreement, Seller shall, or shall cause one or more of its Affiliates to, provide to Buyer for the Transferred Business each of the services set forth on Exhibit A hereto (each a “Transition Service” and collectively, the “Transition Services”) for the period set forth opposite each such Transition Service on Exhibit A (which period shall run from the Closing Date) or, if earlier, until the termination of such Transition Service pursuant to Section 1.3, or the expiration or termination of this Agreement, whichever occurs first.
     Section 1.2 Standard of Performance. Subject to the terms of this Agreement, Seller shall use reasonable diligence and care in performing the Transition Services and shall perform the Transition Services in a manner that is substantially consistent in all material respects, in terms of quality, service levels and time schedules, and using no less than that degree of effort, diligence, and care, that it or any of its Affiliates have used in performing the Transition Services on behalf of the Transferred Business prior to Closing. Seller shall not perform a Transition Service if the provision of such Transition Service conflicts with or violates Applicable Law, any Contract to which Seller is a party or the rights of any third party with respect thereto. Seller represents and warrants to Buyer that, to the Knowledge of Seller, Seller’s performance of the Transition Services as contemplated herein will not conflict with, or result in the violation of, any Applicable Law or Contract to which Seller is a party or the rights of any third party with respect thereto. Seller shall not, without Buyer’s prior written consent, knowingly perform any Transition Service in a manner that would reasonably be expected to result in Buyer and/or any of its Subsidiaries and Affiliates incurring any Liability in tort or for the breach of any Contract. Nothing in this Agreement shall require Seller to favor the Transferred Business over its own businesses or those of any of its Affiliates. Seller may subcontract the performance of the Transition Services to any Affiliate of Seller, or, with Buyer’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), any Person that is not its Affiliate, provided that (i) Seller subcontracts the performance of the same services provided for itself or its Affiliates, and (ii) Seller shall remain responsible for compliance of such subcontractor in accordance with the terms and conditions of this Agreement. Seller shall not be required to provide Buyer with extraordinary levels of Transition Services, special studies, training, or the like or the advantage of systems, equipment, facilities, training or improvements procured, obtained or made after the Closing Date by Seller, unless such systems, equipment, facilities, training or improvements are being procured, obtained or made after the Closing Date in order to replace any items reasonably necessary for the Transition Services.
     Section 1.3 Discontinuation of Services.
     (a) Buyer may discontinue any or all Transition Services by giving Seller at least thirty (30) days’ prior written notice (except where a shorter notice is set forth on Exhibit A or agreed to in writing by the Parties), which notice shall identify the particular Transition Service to be discontinued and the effective date as of which any such Transition Services indicated in such notice shall be discontinued. The discontinuance by Buyer pursuant to this Section 1.3 of a Transition Service or group of Transition Services will not relieve Seller of its obligations to continue to provide the other Transition Services.
     (b) Upon discontinuation of a Transition Service with respect to which Seller holds books, records, files, databases, confidential information, computer software or hardware (including, but not limited to, current and archived copies of computer files) or other property owned or leased by Buyer and used in connection with the provision of the Transition Service (the “Materials”), Seller shall promptly deliver the Materials to Buyer at Buyer’s sole cost and expense or, upon Buyer’s written request, Seller shall destroy and certify the destruction of all such Materials.
     Section 1.4 Independent Contractor. For all purposes hereof, Seller shall at all times act as an independent contractor and shall have no authority to represent Buyer or any of its Subsidiaries or Affiliates in any way or otherwise be deemed an agent, employee, representative, joint venturer or fiduciary of Buyer or any of its Subsidiaries or Affiliates. Neither the Parties, nor or any of their Subsidiaries or Affiliates or their respective Representatives shall declare or represent to any Person that Seller or any of its Subsidiaries or Affiliates or their respective Representatives shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking, on behalf of Buyer or any of its Subsidiaries or Affiliates in any way whatsoever. At all times during the Term, all Persons (including, without limitation, the personnel of Seller and the personnel of its Subsidiaries and Affiliates) performing the Transition Services hereunder shall be construed as independent contractors with respect to Buyer and shall not be construed as agents or employees of Buyer or any Subsidiary or Affiliate of Buyer thereof by virtue of performing such Transition Services and no such Persons shall be entitled to any of the benefits provided by Buyer, its Subsidiaries or Affiliates to any of their respective employees or agents.
     Section 1.5 Sufficient Access. To the extent necessary in connection with the provision of the Transition Services upon reasonable advance notice, Buyer shall give, or cause to be given, Seller and its Representatives reasonable access during normal business hours (or, in the event that Seller reasonably determines that emergency maintenance is necessary, at such other times as are reasonably appropriate under the circumstances) to the properties, systems, computer programs, products and equipment of the Transferred Business as necessary from time to time for reasons of modification or preventative or emergency maintenance.
     Section 1.6 Change in Services. The Parties acknowledge the transitional and dynamic nature of the Transition Services and agree that Seller may make reasonably necessary changes from time to time in the manner of performing the Transition Services, subject in all cases to Section 1.2 above and the other terms of this Agreement, including, without limitation, that Seller may modify or change the specifications of any Transition Services involving systems and associated computer programs, products, equipment and services to the extent reasonably necessary to prevent damage to the systems or other assets of Seller or Buyer. Seller shall use its Best Efforts to provide Buyer with reasonable advance notice of any such modifications and changes. Seller may suspend the provision of Transition Services (or any part thereof) to the extent reasonably necessary for reasons of preventative or emergency maintenance, provided that Seller shall not discriminate against Buyer in such suspension. Seller shall use its Best Efforts to provide Buyer with reasonable advance notice of any such suspension and to limit the time period of any such suspension.
     Section 1.7 Service Coordinators. Seller and Buyer shall each nominate a representative to act as the primary contact person with respect to the performance of the services contemplated by this Agreement (the “Service Coordinators”). The initial Service Coordinator will be Cynthia Del Papa for Seller and Ward Johnson for Buyer. Unless Seller and Buyer otherwise agree, all communications relating to this Agreement and the schedule of Transition Services on Exhibit A hereto will be directed to the Service Coordinators. The Parties will cause their respective Service Coordinator to keep the other Service Coordinator informed and updated as to the status and performance of the Transition Services hereunder and the requirements of each Party so as to facilitate a mutual cooperation so as to provide the Transition Services in an orderly fashion and work towards the establishment of such services by Buyer independent of Seller.
     Section 1.8 Further Assurances. Subject to the terms and conditions of this Agreement, Buyer may request in writing that Seller provide to Buyer for the Transferred Business additional services of a type and nature not specifically contemplated by Exhibit A (each an “Additional Transition Service” and collectively, the “Additional

Transition Services”) . To the extent that Seller determines to provide such Additional Transition Services, the Parties shall mutually agree on the scope of such Additional Transition Services and the fees, costs and expenses to be paid by Buyer in exchange for such Additional Transition Services.
ARTICLE II
SERVICE CHARGES
     Section 2.1 Fees and Expenses During the Term. Buyer shall reimburse Seller for all reasonable documented out-of-pocket fees and expenses incurred by Seller or any of its Affiliates in providing the Transition Services. Notwithstanding anything to the contrary contained herein, the obligation in the immediately preceding sentence shall not apply to the Transition Services described in Section 1.F. (Welfare Benefits) and Buyer’s sole obligation with respect to the Transition Services described in Section 1.F. (Welfare Benefits) shall be to pay the amounts specified in Section II.G. Any travel-related expenses incurred by Seller in performing the applicable Transition Services hereunder shall be incurred, documented and charged to Buyer in accordance with Seller’s then applicable business travel policies; provided, however, that Buyer shall not be obligated to reimburse Seller for any travel-related expenses unless such travel was approved in writing in advance by Buyer. Buyer shall pay all of its costs related to Migration Services (as defined below). Buyer shall pay all of Seller’s reasonable documented out-of-pocket costs related to Migration Services.
     Section 2.2 Taxes. In accordance with Section 3.1, Buyer shall reimburse Seller for any sales tax, use tax, transfer tax, value-added tax, goods and services tax, consumption tax or similar tax (“Taxes”) (but excluding any Tax based upon the income of Seller, which shall be paid by Seller) payable with respect to the provision of Transition Services, which shall be separately stated on the relevant invoice. Seller shall be responsible for filing all necessary returns and information with, and paying any such Taxes to, the appropriate taxing authority.
ARTICLE III
PAYMENT
     Section 3.1 Payment. For Transition Services provided, Seller shall invoice Buyer for all reasonable documented out-of-pocket fees and expenses incurred by Seller or any of its Affiliates in providing the Transition Services. Buyer shall remit payment for such reasonable out-of-pocket fees and expenses by wire transfer of immediately available funds in U.S. Dollars, to the account specified in such invoice within ten (10) Business Days after receipt of the invoice. Each invoice shall set forth the period covered by such invoice and the reasonable documented out-of-pocket expenses required to be reimbursed pursuant to Section 2.1 relating to Transition Services performed during such period. Buyer shall not withhold, set-off or deduct any payments due to Seller under this Agreement from any amounts otherwise due to Buyer from Seller under any other agreement, notwithstanding any dispute that may be pending between them. Promptly following the expiration of the Term or the earlier termination of this Agreement pursuant to Section 6.2, Seller shall refund to Buyer the amount of the excess, if any, of the payments made by Buyer hereunder over the amounts to which Seller is entitled hereunder.

     Section 3.2 Disputes. If Buyer shall dispute any invoice or shall in any way object to the manner in which any of the Transition Services are provided or otherwise allege that the Transition Services are not being provided in a timely manner and in accordance with this Agreement, then prior to taking any other action, Buyer’s Service Coordinator shall promptly notify Seller’s Service Coordinator in writing of the objection and/or claim. Each Party shall cause its Service Coordinator to promptly investigate the objection and/or claim and cause the Service Coordinators to use their Best Efforts to obtain the relevant facts and, if possible, resolve and/or correct the objection or claim. If and to the extent possible, the Service Coordinators shall execute a writing evidencing the resolution of such matter and the Parties shall be bound thereby. It is the intention of the Parties to amicably resolve their disputes in rendering the Transition Services hereunder.
ARTICLE IV
TRANSITION
     Section 4.1 System Migration. Seller agrees to use its commercially reasonable efforts to assist Buyer in connection with the transition from the performance of the Transition Services by Seller to the performance of such services by Buyer (including the migration of Buyer’s systems and other services related to the transfer of a function rather than the ongoing performance of such function) (collectively, the “Migration Services”), taking into account the need to minimize both the cost of such transition and the disruption to the ongoing business activities of the Parties hereto. It is the intention of the Parties that Seller transfer to Buyer and provide reasonable information to Buyer relating to the design, configuration, system start-up and hardware and software set-up currently used by the Transferred Business; provided, that Seller will not provide recommendations or advice with respect to any design, configuration, system start-up or hardware or software set-up in relation to the Transferred Business or otherwise. The Parties shall keep each other reasonably informed on a regular basis of the status of the performance of Transition Services, the Transition Services that will be required and the timing thereof and the estimated dates for termination of such Transition Services. The Parties shall communicate by telephone, e-mail and other forms of communication to have an open working relationship to support the Transition Services and smooth the transition of the Transition Services to Buyer independently. The Parties shall work together to shorten, to the extent reasonably practicable, the period of migration and thereby the Term of this Agreement.
ARTICLE V
INTELLECTUAL PROPERTY
     Section 5.1 Title to Intellectual Property. The Parties agree that any Intellectual Property Rights of Buyer or its Subsidiaries and its Affiliates (including, without limitation, the Acquired Companies) made available to Seller, its Subsidiaries or Affiliates in connection with the Transition Services and any derivative works, additions, modifications or enhancements thereof shall remain the sole property of Buyer and its Subsidiaries and Affiliates. To the extent that Seller, its Subsidiaries or Affiliates use their own or third-party Intellectual Property Rights in connection with providing the Transition Services, such Intellectual Property Rights, and any derivative works, additions, modifications or enhancements thereof created during the Term shall remain the sole property of Seller, its Subsidiaries or its Affiliates or the third party, as the case may be.
ARTICLE VI
TERM AND TERMINATION
     Section 6.1 Term. Unless earlier terminated in accordance with Section 6.2, the term of this Agreement shall commence on the Closing Date and end on the last day of the seventh (7th) month following the Closing Date (the “Term”). Notwithstanding the foregoing, if all Transition Services to be provided hereunder are discontinued pursuant to Section 1.3 prior to the end of the Term, the Term shall end on the date on which the last such Transition Service is discontinued.
     Section 6.2 Termination for Cause. Either Party (the “Terminating Party”) may terminate this Agreement with immediate effect by written notice to the other Party (the “Other Party”) on or at any time after the occurrence of any of the following events:
     (a) the Other Party is in default of any of its material obligations under this Agreement and (if the breach is capable of remedy) has failed to remedy the breach within thirty (30) days after receipt of a written notice from the Terminating Party with respect thereto;
     (b) the Other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; and
     (c) an involuntary case or other proceeding shall be commenced against the Other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Other Party.
     Section 6.3 Survival. The following sections shall survive any termination of this Agreement: Article II (Service Charges) (to the extent of amounts incurred prior to termination or expiration of the Term); Section 3.1 (Payment) (to the extent of amounts accrued prior to termination or owing to Buyer after the expiration of the Term); Section 5.1 (Title to Intellectual Property); this Section 6.3 (Survival); Article VII (Confidentiality; Systems Security); Section 8.1 (Indemnity); and Article IX (Miscellaneous).

ARTICLE VII
CONFIDENTIALITY; SYSTEMS SECURITY
     Section 7.1 Confidentiality.
     (a) Except as otherwise provided in this Agreement, (i) Seller shall, and shall cause its Subsidiaries and Affiliates (and each of their respective Representatives to whom they disclose such information), to keep confidential all information of Buyer and its Subsidiaries and Affiliates, including all information relating to the Transferred Business, whether known before the date of this Agreement or disclosed in the course of performing the Transition Services, and (ii) Buyer shall, and shall cause its Subsidiaries and Affiliates (and each of their respective Representatives to whom they disclose such information), to keep confidential all information of Seller or any of its Subsidiaries or Affiliates that Buyer or any Subsidiary or Affiliate thereof receives in connection with the performance of the Transition Services, other than any information solely related to the Transferred Business, Buyer, its Subsidiaries or Affiliates or their respective assets.
     (b) The provisions of this Section 7.1 shall not apply to the disclosure by any Party or their respective Affiliates of any information, documents or materials (i) that are or become publicly available, other than by reason of a breach of this Section 7.1 by such Party or any of its Affiliates, (ii) received from a third party not bound by any confidentiality agreement with the non-disclosing Party, except in the case of information relating to the Transferred Business, the non-disclosing Party shall include both Buyer and Seller, (iii) required by Applicable Law to be disclosed by such Party, or (iv) necessary to establish such Party’s rights under this Agreement or the Stock Purchase Agreement; provided, that in the case of clauses (iii) and (iv), the Person intending to make disclosure of confidential information shall promptly notify the Party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such Party a reasonable opportunity to prevent public disclosure of such information.
     (c) With regard to confidential information concerning the software of third parties with which Seller conducts business that is included in or related to the Transition Services, to the extent required by such third parties, Buyer agrees to execute and deliver any other reasonable documents or take any reasonable actions that are reasonably required by any vendor or licensor of such software in order for Buyer to access and use such vendor’s software, including abiding by the terms and conditions of any such software license agreements.
     Section 7.2 Systems Security. If Buyer shall receive access to any of Seller’s computer facilities, system(s), networks (voice or data) or software (“Systems”) in connection with performance of the Transition Services, Buyer shall comply with all system security policies, procedures and requirements that may be provided by Seller to Buyer in writing from time to time (the “Security Regulations”) and shall not tamper with, compromise or circumvent any security or audit measures employed by Seller. Any employee of Buyer or any of its Subsidiaries or Affiliates that is expected to have access to Seller’s Systems or that accesses Seller’s Systems shall be required to execute a separate system access agreement. Buyer shall ensure that only those employees of Buyer who are specifically authorized to gain access to Seller’s Systems and no other employees of Buyer will gain such access and shall prevent unauthorized destruction, alteration or loss of information contained therein by employees of Buyer. If at any time Seller determines that any personnel of Buyer of any of its Subsidiaries or Affiliates has sought to circumvent or has circumvented Seller’s Security Regulations or that an unauthorized Person has accessed or may access Seller’s Systems or a Person has engaged in activities that led or may lead to the unauthorized access, destruction or alteration or loss of data, information or software, Seller may immediately terminate any such Person’s access to the Systems and shall promptly notify Buyer. In addition, a material failure by any employee of Buyer or any of its Subsidiaries or Affiliates to comply with Seller’s Security Regulations shall be a breach of this Agreement, in which case, Seller shall notify Buyer and such Parties, through their Service Coordinators, who shall work together to remediate the cause of said breach. Notwithstanding the foregoing, if such breach is reasonably likely to have a material adverse affect on Seller’s computer facilities, systems, networks or software, Seller shall be entitled to immediately terminate the Transition Services to which the breach relates by written notice to Buyer.
ARTICLE VIII
INDEMNITY; LIMITATION OF LIABILITY
     Section 8.1 Indemnity.
     (a) Buyer shall indemnify, hold harmless and, at Seller’s option, defend Seller and its Affiliates and each of their respective officers, directors, employees and Representatives against all claims, liabilities, damages, losses or expenses (including reasonable attorneys’ fees and costs of litigation) (“Losses”) to the extent arising from (i) any material breach of this Agreement by Buyer or any Affiliate thereof, (ii) the performance by Seller or any Affiliate thereof of any Transition Service (except to the extent that such Losses arise from the gross negligence or willful misconduct of Seller or any Affiliate thereof or a material breach of this Agreement by Seller or any Affiliate thereof), or (iii) the gross negligence or willful misconduct of Buyer or any of its Subsidiaries or Affiliates in its performance of this Agreement. No action or claim of any type relating to or arising out of this Agreement may be brought or made by Seller more than one (1) year after Seller first has knowledge of the basis for the action or claim.
     (b) Seller shall indemnify and hold harmless and, at Buyer’s option, defend Buyer and its officers, directors, employees and Representatives, against all Losses arising from (i) any material breach by Seller or any Affiliate thereof of the terms of this Agreement or (ii) the gross negligence or willful misconduct of Seller or any Affiliate thereof in its performance of the Transition Services. No action or claim of any type relating to or arising out of this Agreement may be brought or made by Buyer more than one (1) year after Buyer first has knowledge of the basis for the action or claim.
     (c) The rights of any Party to indemnification under this Section 8.1 for any Losses incurred by such Party shall be reduced by the net amount such Party recovers (after deducting all reasonable attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses, and such Party shall use its Best Efforts to effect any such recovery.

     Section 8.2 Limitation of Liability; Certain Waivers.
     TO THE EXTENT PERMITTED UNDER APPLICABLE LAW AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN SECTION 8.1(b) HEREOF, SELLER AND ITS AFFILIATES SHALL HAVE NO LIABILITY TO BUYER OR BUYER’S AFFILIATES RESULTING FROM OR ARISING OUT OF THE PERFORMANCE, DELIVERY OR PROVISION OF ANY SERVICES HEREUNDER. THE AGGREGATE CUMULATIVE LIABILITY OF SELLER AND ITS AFFILIATES UNDER THIS AGREEMENT, WHETHER IN WARRANTY, CONTRACT, TORT (INCLUDING CONTRIBUTION OR STRICT LIABILITY), PRODUCT LIABILITY OR OTHERWISE, SHALL NOT EXCEED A MAXIMUM OF $250,000, EXCEPT TO THE EXTENT THAT ANY SUCH LIABILITY ARISES FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY AFFILIATE THEREOF.
     THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR SIMILAR LOSSES OR DAMAGES, INCLUDING WITHOUT LIMITATION LOSSES OR DAMAGES IN CONNECTION WITH OR RELATING TO, LOSS OF DATA, LOSS OF REVENUE, LOSS OF CUSTOMERS OR CLIENTS, LOSS OF GOODWILL OR LOSS OF PROFITS, DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE, OR ANY LOSS OF BUSINESS, HOWEVER CAUSED, IN ANY ARBITRATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM THIS AGREEMENT OR THE PERFORMANCE OR NON PERFORMANCE OF OBLIGATIONS HEREUNDER, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE, GROSS NEGLIGENCE, CONTRIBUTION OR STRICT LIABILITY), PRODUCT LIABILITY OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.
     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.
     EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO ANY OF THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2.
     Section 8.3 Disclaimer of Warranties. NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED BETWEEN THE PARTIES AS A

RESULT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH HEREIN.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the Parties. Any of the terms and conditions of this Agreement may be waived only in writing by the Party entitled to the benefits thereof.
     Section 9.2 Entire Agreement. This Agreement, including Exhibit A (which constitutes an integral part of this Agreement), together with the Stock Purchase Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, oral or written, express or implied, between the Parties and their respective Affiliates, Representatives and agents in respect of the subject matter hereof, except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the Parties hereby expressly reaffirm. In the event of a conflict between the terms and conditions of this Agreement and the Stock Purchase Agreement, the Stock Purchase Agreement shall govern.
     Section 9.3 Further Actions. Each Party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated hereby. Seller shall use commercially reasonable efforts to obtain, and Buyer agrees to provide reasonable assistance at the request of Seller in obtaining, any waivers, permits, consents or sublicenses (including, without limitation, any license fees to third-party vendors) (each, a “Consent”) that Seller determines, in its sole discretion, after consultation with Buyer, may be required with respect to any existing agreement with any third party in order to provide any of the Transition Services hereunder; provided, that (i) Buyer shall, at the exclusive option of Seller, pay, or reimburse Seller for, any and all costs related to obtaining any such Consent, and (ii) Seller shall not be under any obligation to provide any Transition Service hereunder if it is unable, after using commercially reasonable efforts, to obtain such Consent necessary to provide such Transition Service; provided, that if such Consent cannot be obtained, the Parties shall use their respective commercially reasonable efforts to arrange for alternative methods of obtaining such Transition Service.
     Section 9.4 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if delivered in accordance with Section 11.01 of the Stock Purchase Agreement with a copy to the other Party’s Service Coordinator.
     Section 9.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but shall not be assignable,

by operation of law or otherwise, by any Party without the prior written consent of each other Party (except in connection with a business combination of Seller) and any purported assignment or other transfer in violation of the foregoing without such consent shall be void and unenforceable, except that Seller may assign this Agreement to any of its Affiliates without the consent of Buyer; provided, that no such assignment shall in any way affect the obligations or liabilities of Seller under this Agreement, which obligations and liabilities shall remain in effect notwithstanding such assignment. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any Person that is not a Party or a successor or permitted assignee of a Party.
     Section 9.6 Use and Resale. The Transition Services provided hereunder shall be used only by Buyer and its Subsidiaries and Affiliates solely in connection with the operation of the Transferred Business and no recipient shall resell, license the use of or otherwise permit the use by others of any such Transition Services except as permitted hereunder.
     Section 9.7 Headings; Counterparts. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by each other Party.
     Section 9.8 Facsimile. This Agreement, to the extent signed and delivered by means of facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No Party shall claim that this Agreement is invalid, not binding or unenforceable based upon the use of facsimile transmission or e-mail delivery of a portable document format (.pdf or similar format) data file to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile transmission or e-mail delivery of a portable document format (.pdf or similar format) data file, and each Party forever waives any such claim or defense.
     Section 9.9 Governing Law; Consent to Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and for its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in Delaware and any appellate court from any court thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware State or Federal court. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.01 of the Stock Purchase Agreement. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law.
     Section 9.10 No Breach; Force Majeure. Notwithstanding anything to the contrary set forth in this Agreement, (i) Seller shall not provide any Services hereunder if the provision thereof would result in the violation of any Applicable Law or Order to which any Seller or any of its Affiliates or its or their properties is a party or otherwise bound or subject and (ii) no Party shall be liable for a failure or delay in the performance of any of its obligations under this Agreement where such failure or delay is (A) the result of fire, flood, or other natural disaster, act of God, war, act of war, terrorist act, rebellion, embargo, riot, strike, lockout or other labor dispute, unavailability of communication facilities including any delay or failure in communications or electronic data transmission as a result of excessive or extraordinary traffic caused by extraordinary market occurrences or circumstances; the acts or failure of performance of third party landlords or other third party vendors, other than the Affiliates of Seller, or the intervention of any Governmental Authority or other causes beyond the control of such Party and (B) not due to such Party’s own gross negligence or willful misconduct; provided, that the Party failing in or delaying its performance promptly notifies the other Party of its inability to perform and states the reason for such inability and remedies such failure or delay as soon as practicable.
     Section 9.11 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever and a suitable and equitable provision shall be substituted for any such invalid, inoperative or unenforceable provision in order to carry out, so far as may be valid or enforceable, such provision.
     Section 9.12 No Third Party Beneficiaries. Except as provided herein, nothing in this Agreement shall confer any rights upon any Person (other than the Acquired Companies) that is not a Party or a successor or permitted assignee of a Party.
     Section 9.13 Interpretation. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation shall arise, this Agreement shall be construed as if drafted jointly and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

TECHTEAM GLOBAL, INC.
By	/s/ Margaret M. Loebl
	Name:	Margaret M. Loebl
	Title:	Corporate Vice President, Chief Financial Officer & Treasurer

JACOBS TECHNOLOGY INC.
By	/s/ John W. Prosser, Jr.
	Name:	John W. Prosser, Jr.
	Title:	Treasurer

[SIGNATURE PAGE TO TRANSITION SERVICE AGREEMENT]

Exhibit A
EXHIBIT A
TRANSITION SERVICES AND FEES
I.	Services
A.	IT Services.
1	Seller shall maintain for the benefit of Buyer the following IT and telecommunications infrastructure, hardware and software services necessary to operate the Business as existing on the Closing Date: telephone conferencing lines and related services, website hosting, website access for customer support, website applications (including eTuition), Microsoft SharePoint access, eDoc access, helpdesk support, hardware and associated software related to card reader access for the Chantilly and Bethesda offices, administrative access to the Acquired Companies’ enterprise devices, implementation support for issues regarding the Acquired Companies’ IT infrastructure, VPN connectivity, VPN keys for network access, Microsoft software, PeopleSoft software, Gateway Anti-Virus software, Active Directory, the domain names <techteam-us.com>, <techteamgwac.com>, <techteamgov.com>, <techteamgovt.com>, and all financial reporting systems, in each case, which shall be maintained by Seller with procedures and controls reasonably comparable to those provided to Seller’s retained business.

2	Seller shall provide Buyer with the use of one server to be designated for the use of the domain names identified in Paragraph I.A.1 above.

3	Seller shall allow the Transferred Employees to send and receive emails related to Buyer’s business on Seller’s email accounts until such employees receive email accounts with Buyer, provided that Buyer shall use its Best Efforts to coordinate and facilitate such transfer as soon as possible following the Closing Date.

4	Seller shall provide email and voice mail forwarding as reasonably requested by Buyer, provided that Buyer shall use its Best Efforts to notify third parties doing business with Seller of the new email addresses and phone numbers.

5	Seller shall reasonably assist Buyer and the Transferred Employees in porting cellular phone and voice mail numbers to Buyer’s service as time reasonably permits.

6	Duration: Up to 180 days for the IT Services described in Sections I.A.1 and 2, up to 90 days for the IT Services described in Sections I.A.3 and 5, and up to 365 days for the IT Services described in Section I.A.4;

provided, however, that the IT Services described in Section I.A. (other than I.A.4) with respect to any applications integrated with Active Directory Authentication shall be provided for a period of up to 210 days.
B.	Financial/Accounting Services.
1	Seller’s financial and accounting staff will be reasonably accessible to assist Buyer with questions relating to the following financial/accounting matters: collections, mail services, receipts, contract administration, billing and accounts receivable collection, supplier and landlord related ordering, and accounts payable administration. Except as otherwise set forth herein or as otherwise provided for in the Stock Purchase Agreement, Seller shall not be required to prepare financial statements, make ledger entries, or prepare or file tax returns.

2	Duration: Up to 180 days.
C.	Treasury Services.
1	Seller’s treasury staff will be reasonably accessible to assist Buyer with the following treasury matters: bank account management, processing of electronic fund transfers, cash management, cash controls, customer deposits, online treasury platform access management, administration of credit card accounts, administration of state and local taxes and other tax management; provided that Buyer shall remain fully responsible for managing its own treasury services.

2	Duration: Up to 180 days.
D.	Payroll Services.
1	Seller shall provide to Buyer payroll processing and services, either directly or through a payroll processing company, for the Transferred Employees.

2	Seller shall assist Buyer in transitioning the payroll processing to Buyer’s payroll processing provider.

3	Duration: Up to 180 days.
E.	Human Resources Services.
1	Seller’s human resources staff will be reasonably accessible to respond to questions of Buyer related to the payment and benefits of the Transferred Employees, and will assist the Transferred Employees in enrollment of such employees into Buyer’s plans.

2	Duration: Up to 180 days.

F.	Welfare Benefits.
1.	If requested by Buyer, Seller shall provide each of the Transferred Employees (and their dependents and other individuals covered through them) with the group, medical, dental, and vision coverage they enjoyed immediately prior to the Closing and shall charge each such Transferred Employee the same monthly premium as currently charged to each such Transferred Employee.

2.	Duration: Up to 30 days, but in no event later than October 31, 2010.
G.	Miscellaneous
1.	Seller shall provide to Buyer reasonable assistance in transitioning the Acquired Companies’ ISO 9001 certification.

2.	Seller shall permit Buyer to utilize the services currently used in the Transferred Business pursuant to Seller’s Boscobel, Monster, and Dell agreements (each as more fully described in Schedule 6.05(c) of the Schedules to the Stock Purchase Agreement).

3.	Duration: Up to 30 days.
II.	Fees
A.	Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision of IT services for the Business for the benefit of Buyer, including without limitation costs of the following third party providers: Orange Conferencing, Microsoft, Orion, Dell, Gateway, PeopleSoft. Buyer shall furthermore be responsible for procuring at its expense any additional equipment, networking equipment or software to be used on the designated server described in Section 1.A.

B.	Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision of Financial/Accounting Services for the Business, including without limitation costs of the following third party providers: JPMorgan Chase.

C.	Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision of the Treasury Services for the Business for the benefit of Buyer, including without limitation costs of the following third party providers: Bank of Newport.

D.	All payroll amounts shall be paid by Buyer and using Buyer’s federal employer identification number. Buyer shall furthermore be responsible for the payment of all out of pocket costs directly related to the provision of the Payroll Services for the Business for the benefit of Buyer, including without limitation costs of the following third party providers: ADP.

E.	Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision of Human Resources Services for the Business for the benefit of Buyer.

F.	Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision or utilization of the Miscellaneous Services for the Business for the benefit of Buyer, including without limitation costs of the following third party providers: BSI Management Systems, Boscobel, Monster, and Dell.

G.	Buyer shall be responsible for the payment of the difference between the total insurance premium for group medical, dental, and vision coverage that is actually billed to Seller with respect to the Transferred Employees for the period of coverage elected by Buyer pursuant to Paragraph I.F. above and the amount charged to Transferred Employees for such coverage pursuant to existing payroll deduction agreements between Seller and the Transferred Employees.